CARMAX REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Richmond, Va., April 2, 2020 – CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today reported record sales and earnings for the fourth quarter and fiscal year ended February 29, 2020. The company also discussed its response to the rapidly evolving Coronavirus situation.

Highlights:

▪	Net sales and operating revenues increased 14.9% to $4.96 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 11.8% to $20.32 billion.

▪	Total used unit sales rose 14.7% in the fourth quarter and 11.2% for the fiscal year.

▪	Used unit sales in comparable stores increased 11.0% in the fourth quarter and 7.7% for the fiscal year.

▪	Our increased sales led to an estimated 4.2% increase in our share of age 0- to 10-year-old used vehicle sales in our current comparable markets, to 4.7% in calendar 2019.

▪	Total wholesale unit sales increased 2.0% in the fourth quarter and 4.2% for the fiscal year.

▪	CarMax Auto Finance (CAF) income increased 7.9% to $111.9 million in the fourth quarter. For the fiscal year, CAF income increased 4.0% to $456.0 million.

▪
In the fourth quarter, net earnings increased 11.6% to $214.9 million and net earnings per diluted share increased 15.0% to $1.30. For the fiscal year, net earnings increased 5.5% to $888.4 million and net earnings per diluted share increased 11.3% to $5.33.

▪
Our omni-channel experience was available to more than 60% of customers as of the end of fiscal 2020. For our remaining markets, we are pivoting to focus on rolling out the most pertinent parts of the experience as quickly and broadly as possible given current customer needs.

CEO Commentary:

“We are very pleased to report record used vehicle sales and earnings per share for both our fourth quarter and the full year,” said Bill Nash, president and chief executive officer. “However, at this time, our thoughts, focus and concerns are with our associates, customers and communities as we navigate the challenging times we currently face.

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“The Coronavirus pandemic is unprecedented,” continued Nash.  “The situation is dynamic and changing quickly, making it difficult to predict what the immediate future holds.  However, we believe we have the leadership experience, liquidity, resources, financial stability and partners in place to withstand the current environment and be well positioned for when the economy and consumers rebound.”

Coronavirus Update:

We are following the mandates from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and, in some localities, the closing of stores and wholesale auctions.

The positive sales momentum experienced in fiscal 2020 carried into the beginning of March, with robust comparable store used unit sales through the first week of the month. Since then, the Coronavirus situation within the U.S. has rapidly escalated and sales have dropped significantly. Over the past few weeks, approximately half of our stores have closed or are running under limited operations. For our stores that are open, consumer demand has progressively deteriorated.

Financial Position. We have taken proactive measures to bolster our liquidity position and provide additional financial flexibility, including drawing down additional funds on our revolving credit facility. As of March 31, we had approximately $700 million of cash and cash equivalents on hand, more than $300 million of unused capacity on the revolving credit facility and more than $2.5 billion of inventory. We also own the real estate and buildings in more than 140 of our locations across the country, with a net book value in excess of $1.8 billion. From a debt perspective, at March 31, we had $2.5 billion of long-term debt, consisting of approximately $1.1 billion outstanding under the revolving credit facility, $800 million of senior notes and term loans and approximately $535 million in financing obligations related to sale-leasebacks on select stores. Importantly, we have no near-term maturities.

In addition, subsequent to the end of the fiscal year, we halted our stock repurchase program, although the repurchase authorization remains effective. We also paused our store expansion strategy until the Coronavirus situations stabilizes. And, we are actively aligning operating expenses to the current state of the business.

Fourth Quarter Business Performance Review:

Sales. Total used vehicle unit sales increased 14.7%, including an 11.0% increase in comparable store used unit sales compared with the prior year’s fourth quarter. The comparable store sales performance reflected strong conversion, which was aided by strong CAF performance and continued support from our third-party lending partners; the benefit of leap year, which added an extra Saturday during tax-refund season; and solid growth in selling opportunities (e.g., web and phone leads), which we believe benefited from both our national marketing campaign and the favorable response to our consumer initiatives. Also contributing to the robust sales growth were solid execution by the associates in our stores and customer experience centers and an overall favorable used car sales environment.

Total wholesale vehicle unit sales increased 2.0% compared with the fourth quarter of fiscal 2019, driven by an improvement in our appraisal buy rate and the growth in our store base, partially offset by lower appraisal traffic. We achieved a record buy rate in fiscal 2020.

Other sales and revenues increased 9.6% compared with the fourth quarter of fiscal 2019, primarily driven by an increase in extended protection plan (EPP) net revenues. EPP revenues rose $17.4 million, reflecting our strong used unit growth and increased margins. In addition, we recognized $13.8 million in EPP profit sharing revenue. These increases were partially offset by the net effects of a $10.4 million favorable adjustment to EPP cancellation reserves in the prior year’s fourth quarter and a $2.4 million

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unfavorable adjustment in the current year’s quarter. We received payments of $46.0 million in February 2020, representing the profit sharing accrued during fiscal 2019 and fiscal 2020, which was based on claims experience from calendar years 2016 through 2019. In future years, we expect EPP profit sharing revenue will be less material, as it will reflect only a single incremental year versus four years of activity.

Gross Profit. Total gross profit increased 12.3% versus last year’s fourth quarter to $672.9 million. Used vehicle gross profit rose 16.2%, reflecting the increase in total used unit sales and an improvement in used vehicle gross profit per unit to $2,195 compared with $2,166 in the prior year’s quarter. Wholesale vehicle gross profit increased 3.7% versus the prior year’s quarter, driven by both the increase in wholesale unit sales and an increase in wholesale vehicle gross profit per unit to $993 compared with $977 in last year’s fourth quarter. Other gross profit increased 5.9%, as the $17.4 million growth in EPP profits was partially offset by an $11.5 million decline in service department profits. The current quarter’s service profits continued to be adversely affected by the increase in our post-sale warranty period from 30 to 90 days implemented in May of fiscal 2020 and, to a lesser extent, near-term inefficiencies resulting from our recent ramp in technicians. We believe the increase in our post-sale warranty period is beneficial in the long term as it provides a better overall customer experience; however, it does result in more claims, which increases service costs and utilizes more of our retail service capacity.

SG&A. Compared with the fourth quarter of fiscal 2019, SG&A expenses increased 13.0% to $484.7 million. Factors contributing to the change included the 9% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 18 stores), higher variable costs associated with our strong retail sales growth, and continued spending to advance our technology platforms and support our core and omni-channel strategic initiatives. SG&A per used unit was $2,345 in the current quarter, down $35 year-over-year. The fourth quarter SG&A per unit benefited from a $21 per unit reduction in stock-based compensation expense. For the fiscal year, SG&A per used unit rose $20 to $2,330. However, excluding stock-based compensation expense, which primarily reflected the effect of the 41% increase our share price during fiscal 2020, we levered SG&A modestly on a per unit basis. For the fiscal year, as expected, advertising expense per used unit rose modestly to $230 versus $222 in fiscal 2019.

CarMax Auto Finance.(1) Compared with last year’s fourth quarter, CAF income increased 7.9% to $111.9 million, reflecting an 8.2% increase in average managed receivables and an improvement in the total interest margin percentage, partially offset by a higher loan loss provision. The total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 5.8% of average managed receivables from 5.5% in the prior year’s fourth quarter. The provision for loan losses increased to $53.0 million from $42.1 million in the prior year quarter, reflecting both the growth in average managed receivables and a modest increase in losses. However, we remained well within the range of our overall net loss expectations, and the allowance for loan losses of 1.16% of ending managed receivables as of February 29, 2020, was similar to the ratio for the earlier interim quarters of fiscal 2020.

Share Repurchase Activity. We repurchased 1.2 million shares of common stock for $113.6 million pursuant to our share repurchase program during the fourth quarter of fiscal 2020. For the full year, we repurchased 7.0 million shares for $561.6 million in fiscal 2020, down from $902.9 million in the prior year. As of February 29, 2020, we had $1.55 billion remaining available for repurchase under the outstanding authorization. Subsequent to the end of the fiscal year, we halted our stock repurchase program, although the repurchase authorization remains effective.

Components of Debt. As of February 29, 2020, we had long-term debt, excluding non-recourse notes payable, of $1.79 billion, consisting of $452.7 million outstanding under our revolving credit facility, $800 million of senior notes and term loans and $536.7 million in financing obligations related to sale-

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leasebacks on select stores. The revolving credit facility and term loan maturity dates are in 2024, and the earliest of the staggered maturities on the senior notes is in 2023. At February 29, 2020, we had additional borrowing capacity of $997.3 million under the revolving credit facility.

As of February 29, 2020, $2.18 billion of auto loan receivables were funded through our warehouse facilities and unused warehouse capacity totaled $1.32 billion. Our warehouse facilities have annual terms with staggered renewal dates between August 2020 and February 2021. As of February 29, 2020, $11.43 billion of non-recourse notes payable were outstanding related to receivables funded in asset-backed term funding transactions.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle sales	$4,253.7	$3,628.4	17.2%	$17,169.5	$15,172.8	13.2%
Wholesale vehicle sales	548.3	543.8	0.8%	2,500.0	2,393.0	4.5%
Other sales and revenues:
Extended protection plan revenues	115.7	98.3	17.7%	437.4	382.5	14.4%
Third-party finance fees, net	(10.6)	(10.8)	2.0%	(45.8)	(43.4)	(5.6)%
Other	55.4	58.9	(6.0)%	258.9	268.2	(3.5)%
Total other sales and revenues	160.5	146.4	9.6%	650.5	607.3	7.1%
Total net sales and operating revenues	$4,962.5	$4,318.6	14.9%	$20,320.0	$18,173.1	11.8%

Unit Sales

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2020	2019	Change	2020	2019	Change
Used vehicles	206,718	180,207	14.7%	832,640	748,961	11.2%
Wholesale vehicles	104,900	102,887	2.0%	466,177	447,491	4.2%

Average Selling Prices

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2020	2019	Change	2020	2019	Change
Used vehicles	$20,380	$19,978	2.0%	$20,418	$20,077	1.7%
Wholesale vehicles	$4,954	$5,024	(1.4)%	$5,089	$5,098	(0.2)%

Vehicle Sales Changes

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2020	2019	2020	2019
Used vehicle units	14.7%	5.6%	11.2%	3.8%
Used vehicle revenues	17.2%	5.8%	13.2%	5.4%

Wholesale vehicle units	2.0%	3.7%	4.2%	9.5%
Wholesale vehicle revenues	0.8%	3.1%	4.5%	9.7%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2020	2019	2020	2019
Used vehicle units	11.0%	2.8%	7.7%	0.3%
Used vehicle revenues	13.4%	3.0%	9.7%	1.9%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2020	2019	2020	2019
CAF (2)	46.7%	47.0%	46.7%	48.4%
Tier 2 (3)	20.5%	19.5%	20.2%	17.9%
Tier 3 (4)	10.0%	10.7%	10.2%	9.9%
Other (5)	22.8%	22.8%	22.9%	23.8%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Net sales and operating revenues	$4,962.5	100.0	$4,318.6	100.0	$20,320.0	100.0	$18,173.1	100.0
Gross profit	$672.9	13.6	$599.4	13.9	$2,722.3	13.4	$2,480.6	13.6
CarMax Auto Finance income	$111.9	2.3	$103.7	2.4	$456.0	2.2	$438.7	2.4
Selling, general, and administrative expenses	$484.7	9.8	$429.0	9.9	$1,940.1	9.5	$1,730.3	9.5
Interest expense	$22.3	0.4	$21.0	0.5	$83.0	0.4	$75.8	0.4
Earnings before income taxes	$276.6	5.6	$255.8	5.9	$1,161.0	5.7	$1,112.8	6.1
Net earnings	$214.9	4.3	$192.6	4.5	$888.4	4.4	$842.4	4.6

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle gross profit	$453.7	$390.3	16.2%	$1,820.1	$1,628.7	11.7%
Wholesale vehicle gross profit	104.2	100.5	3.7%	454.4	431.0	5.4%
Other gross profit	115.0	108.6	5.9%	447.8	420.9	6.4%
Total	$672.9	$599.4	12.3%	$2,722.3	$2,480.6	9.7%

Gross Profit per Unit

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
	2020		2019		2020		2019
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,195	10.7	$2,166	10.8	$2,186	10.6	$2,175	10.7
Wholesale vehicle gross profit	$993	19.0	$977	18.5	$975	18.2	$963	18.0
Other gross profit	$556	71.6	$602	74.1	$538	68.9	$562	69.3
Total gross profit	$3,255	13.6	$3,326	13.9	$3,270	13.4	$3,312	13.6

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2020	2019	Change	2020	2019	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$238.5	$207.2	15.1%	$913.2	$835.0	9.4%
Share-based compensation expense	10.4	12.9	(19.5)%	99.4	69.9	42.2%
Total compensation and benefits (1)	$248.9	$220.1	13.1%	$1,012.6	$904.9	11.9%
Store occupancy costs	102.1	90.2	13.3%	393.4	359.1	9.6%
Advertising expense	50.7	43.8	15.7%	191.3	166.4	15.0%
Other overhead costs (2)	83.0	74.9	10.9%	342.8	299.9	14.3%
Total SG&A expenses	$484.7	$429.0	13.0%	$1,940.1	$1,730.3	12.1%
SG&A per used unit	$2,345	$2,380	$(35)	$2,330	$2,310	$20

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Interest margin:
Interest and fee income	$283.3	8.4	$250.6	8.1	$1,104.1	8.4	$972.9	8.0
Interest expense	(89.7)	(2.7)	(81.1)	(2.6)	(358.1)	(2.7)	(289.3)	(2.4)
Total interest margin	193.6	5.8	169.5	5.5	746.0	5.7	683.6	5.6
Provision for loan losses	(53.0)	(1.6)	(42.1)	(1.4)	(185.7)	(1.4)	(153.8)	(1.3)
Total interest margin after provision for loan losses	140.6	4.2	127.4	4.1	560.3	4.3	529.8	4.4

Total other expense	—	—	—	—	—	—	(0.4)	—

Total direct expenses	(28.7)	(0.9)	(23.7)	(0.8)	(104.3)	(0.8)	(90.7)	(0.7)
CarMax Auto Finance income	$111.9	3.3	$103.7	3.3	$456.0	3.5	$438.7	3.6

Total average managed receivables	$13,461.9		$12,436.8		$13,105.1		$12,150.2
Net loans originated	$1,792.5		$1,482.5		$7,089.7		$6,330.1
Net penetration rate	43.0%		42.1%		42.5%		43.2%
Weighted average contract rate	7.9%		8.7%		8.4%		8.5%

Ending allowance for loan losses	$157.8		$138.2		$157.8		$138.2

Warehouse facility information:
Ending funded receivables	$2,181.7		$1,877.0		$2,181.7		$1,877.0
Ending unused capacity	$1,318.3		$1,623.0		$1,318.3		$1,623.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions except per share data)	2020	2019	Change	2020	2019	Change
Net earnings	$214.9	$192.6	11.6%	$888.4	$842.4	5.5%
Diluted weighted average shares outstanding	165.8	170.5	(2.7)%	166.8	175.9	(5.2)%
Net earnings per diluted share	$1.30	$1.13	15.0%	$5.33	$4.79	11.3%

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Components of Debt (Excluding Non-Recourse Notes)

(In thousands)		As of February 29 or 28
Debt Description	Maturity Date	2020	2019
Revolving credit facility (1)	June 2024	$452,740	$366,529
Term loan	June 2024	300,000	300,000
3.86% Senior notes	April 2023	100,000	100,000
4.17% Senior notes	April 2026	200,000	200,000
4.27% Senior notes	April 2028	200,000	200,000
Financing obligations	Various dates through February 2059	536,739	495,626
Total debt, excluding non-recourse notes (2) (3)		$1,789,479	$1,662,155

(1)
In June 2019, the revolving credit facility was renewed, the maturity date was extended to 2024, and the total capacity was increased to $1.45 billion.  As of February 29, 2020, the unused capacity of $997.3 million was fully available to us. During March 2020, we made net borrowings under this facility of approximately $675 million, following which more than $300 million in unused borrowing capacity remained.

(2)	Debt balances exclude unamortized debt issuance costs.

(3)	As of February 29, 2020, $13.61 billion of non-recourse notes payable were outstanding related to non-recourse funding vehicles.

Warehouse Facilities Supporting the Auto Loan Securitization Program

As of February 29, 2020
(in billions)	Capacity
Warehouse facilities: (1)
August 2020 expiration	$1.40
September 2020 expiration	0.15
February 2021 expiration	1.95
Combined warehouse facility limit	$3.50
Unused capacity	$1.32

(1)	Warehouse facility agreements have one-year terms and are generally renewed annually.

Store Openings

During the fourth quarter of fiscal 2020, we opened three stores -- two in existing markets (Portland, Oregon and Nashville, Tennessee) and one in a new market (Ft. Wayne, Indiana). We also opened a Customer Experience Center in Phoenix, Arizona. In March, subsequent to the end of the quarter, we opened a store in the Tampa, Florida market.

While we remain committed to executing our store growth plan for the long-term benefit of customers and shareholders, we have decided to pause our store expansion strategy until the Coronavirus situation stabilizes. Previously, it was our intent to open 13 stores during the fiscal year ending February 28, 2021, and a similar number of stores in fiscal 2022.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 2, 2020. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 2456902. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

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A webcast replay of the call will be available at investors.carmax.com through June 18, 2020. A telephone replay also will be available for approximately one week and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 2456902.

First Quarter Fiscal 2021 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2020, on Friday, June 19, 2020, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2020.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold more than 830,000 used cars and 460,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•
The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

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•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2019, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Stacy Frole, Vice President, Investor Relations
investor_relations@carmax.com, (804) 747-0422 x7865

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In thousands except per share data)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,253,699	85.7	$3,628,432	84.0	$17,169,462	84.5	$15,172,772	83.5
Wholesale vehicle sales	548,324	11.0	543,767	12.6	2,500,042	12.3	2,392,992	13.2
Other sales and revenues	160,467	3.2	146,403	3.4	650,483	3.2	607,336	3.3
NET SALES AND OPERATING REVENUES	4,962,490	100.0	4,318,602	100.0	20,319,987	100.0	18,173,100	100.0
COST OF SALES:
Used vehicle cost of sales	3,799,956	76.6	3,238,088	75.0	15,349,401	75.5	13,544,033	74.5
Wholesale vehicle cost of sales	444,107	8.9	443,261	10.3	2,045,680	10.1	1,961,959	10.8
Other cost of sales	45,570	0.9	37,875	0.9	202,566	1.0	186,517	1.0
TOTAL COST OF SALES	4,289,633	86.4	3,719,224	86.1	17,597,647	86.6	15,692,509	86.4
GROSS PROFIT	672,857	13.6	599,378	13.9	2,722,340	13.4	2,480,591	13.6
CARMAX AUTO FINANCE INCOME	111,907	2.3	103,705	2.4	456,030	2.2	438,690	2.4
Selling, general and administrative expenses	484,728	9.8	428,967	9.9	1,940,067	9.5	1,730,275	9.5
Interest expense	22,307	0.4	20,976	0.5	83,007	0.4	75,792	0.4
Other expense (income)	1,096	—	(2,689)	(0.1)	(5,690)	—	408	—
Earnings before income taxes	276,633	5.6	255,829	5.9	1,160,986	5.7	1,112,806	6.1
Income tax provision	61,699	1.2	63,273	1.5	272,553	1.3	270,393	1.5
NET EARNINGS	$214,934	4.3	$192,556	4.5	$888,433	4.4	$842,413	4.6
WEIGHTED AVERAGE COMMON SHARES:
Basic	163,371		169,500		164,836		174,463
Diluted	165,810		170,480		166,820		175,884
NET EARNINGS PER SHARE:
Basic	$1.32		$1.14		$5.39		$4.83
Diluted	$1.30		$1.13		$5.33		$4.79

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 29	February 28
(In thousands except share data)	2020	2019 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,211	$46,938
Restricted cash from collections on auto loan receivables	481,043	440,669
Accounts receivable, net	191,090	139,850
Inventory	2,846,416	2,519,455
Other current assets	86,927	67,101
TOTAL CURRENT ASSETS	3,663,687	3,214,013
Auto loan receivables, net	13,551,711	12,428,487
Property and equipment, net	3,069,102	2,828,058
Deferred income taxes	89,842	61,346
Operating lease assets	449,094	—
Other assets	258,746	185,963
TOTAL ASSETS	$21,082,182	$18,717,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$737,144	$593,171
Accrued expenses and other current liabilities	331,738	318,204
Accrued income taxes	1,389	3,784
Current portion of operating lease liabilities	30,980	—
Short-term debt	40	1,129
Current portion of long-term debt	9,251	10,177
Current portion of non-recourse notes payable	424,165	385,044
TOTAL CURRENT LIABILITIES	1,534,707	1,311,509
Long-term debt, excluding current portion	1,778,672	1,649,244
Non-recourse notes payable, excluding current portion	13,165,384	12,127,290
Operating lease liabilities, excluding current portion	440,671	—
Other liabilities	393,873	272,796
TOTAL LIABILITIES	17,313,307	15,360,839

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 163,081,376 and 167,478,924 shares issued and outstanding as of February 29, 2020 and February 28, 2019, respectively	81,541	83,739
Capital in excess of par value	1,348,988	1,237,153
Accumulated other comprehensive loss	(150,071)	(68,010)
Retained earnings	2,488,417	2,104,146
TOTAL SHAREHOLDERS’ EQUITY	3,768,875	3,357,028
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,082,182	$18,717,867

(1)
In connection with our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, certain prior period amounts have been reclassified to conform to the current period’s presentation. Financing obligations have been reclassified to Current portion of long-term debt and Long-term debt, excluding current portion. Capital lease obligations have been reclassified to Accrued expenses and other current liabilities and Other liabilities.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 29 or 28
(In thousands)	2020	2019 (1)
OPERATING ACTIVITIES:
Net earnings	$888,433	$842,413
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	215,811	182,247
Share-based compensation expense	108,861	75,011
Provision for loan losses	185,695	153,848
Provision for cancellation reserves	89,272	63,937
Deferred income tax (benefit) provision	(1,102)	2,300
Other	3,507	2,825
Net (increase) decrease in:
Accounts receivable, net	(51,240)	(6,529)
Inventory	(326,961)	(128,761)
Other current assets	(19,843)	32,890
Auto loan receivables, net	(1,308,919)	(1,046,631)
Other assets	4,265	(7,230)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	85,442	86,360
Other liabilities	(109,827)	(89,709)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(236,606)	162,971
INVESTING ACTIVITIES:
Capital expenditures	(331,896)	(304,636)
Proceeds from disposal of property and equipment	3	692
Purchases of investments	(59,050)	(6,147)
Sales of investments	1,579	1,578
NET CASH USED IN INVESTING ACTIVITIES	(389,364)	(308,513)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(1,089)	1,002
Proceeds from issuances of long-term debt	6,277,600	4,314,500
Payments on long-term debt	(6,199,793)	(4,155,718)
Cash paid for debt issuance costs	(20,102)	(17,063)
Payments on finance lease obligations	(4,151)	(894)
Issuances of non-recourse notes payable	11,786,432	10,892,502
Payments on non-recourse notes payable	(10,708,564)	(10,001,712)
Repurchase and retirement of common stock	(567,747)	(904,726)
Equity issuances	124,397	58,130
NET CASH PROVIDED BY FINANCING ACTIVITIES	686,983	186,021
Increase in cash, cash equivalents, and restricted cash	61,013	40,479
Cash, cash equivalents, and restricted cash at beginning of year	595,377	554,898
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$656,390	$595,377

(1)
In connection with the changes to the Consolidated Balance Sheets as a result of our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, payments on financing obligations have been reclassified to payments on long-term debt. Prior period amounts have been reclassified to conform to the current period’s presentation.

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